Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, made as of the 3rd day of October, 2011, by and between SYSTEMAX INC. (the “Company” or “Systemax”) and DAVID SPROSTY (“you” or the “Employee”).

RECITALS

WHEREAS, the Company wishes to employ the Employee upon the terms and conditions set forth in this Agreement.

WHEREAS, the Employee is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed by the Company and the Employee as follows:

1. Employment.

(a) Employment; Title. The Company hereby agrees to employ the Employee as the Company’s Chief Executive of its North America Technology Products Group, and the Employee hereby accepts such employment, effective on the date hereof, on the terms and conditions set forth herein.  The Employee shall hold such other positions with the Company and/or its subsidiaries (collectively the “Systemax Companies”) as shall be reasonably requested by the “Reporting Person” (as defined below).

(b) Term. The term of employment of the Employee by the Company under this Agreement shall commence on October 4, 2011 (the “Commencement Date”) and shall continue until terminated as provided in Section 3 hereof (the “Employment Period”).  Employee is not being offered employment for a definite period of time, and either Employee or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to Employee except as provided herein.

(c) Duties. The Employee shall have general responsibility for managing the affairs of the Company’s North America Technology Products Group and as Chief Executive of the North America Technology Products Group, you will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity and/or, to the extent consistent with your position (subject to Section 3(c) or 3(d) in the case of your voluntary resignation without Good Reason (as defined below)), as directed by the Chairman and Chief Executive Officer of the Company (the “Chairman and CEO”) and/or the Executive Committee of the Board of Directors of the Company (the “Executive Committee”, and individually and/or collectively with the Chairman and CEO, the “Reporting Person”).  You shall report to the Reporting Person.  You agree to devote your full working time, attention and skill to the business and affairs of the Company and to use your best efforts to advance the best interests of the Company.  The Employee shall perform his duties primarily at the Company’s offices located in Miami, Florida, subject to travel and other duties outside of such location consistent with the Company’s business as determined by the Reporting Person.  Nothing in this Agreement shall be construed to prohibit the Employee from serving on the board of directors and/or on the advisory board of any not-for profit or other corporation, including Peek Inc., Catholic Charities of the Archdiocese of Saint Paul and Minneapolis, The ROIG Group LLC, Accenture Inc. and CTIA The Wireless Association,  provided that (a) such service does not create an actual or apparent conflict of interest with the business of the Company, (b) such service is approved by the Board of Directors of the Company (the “Board”), and (c) such service does not conflict with any applicable federal or state law, regulation or NYSE rule.

(d) Board of Directors: You will be considered for appointment to the Board after the first anniversary of the Commencement Date.  Following your appointment to the Board, in the event your employment is terminated for any reason, you hereby agree that you shall resign and/or hereby agree that you shall be deemed to have resigned as a member of the Board and/or from any committee of the Board on which you then serve, and/or from any officer or director position the Employee may hold with any subsidiary or affiliate of the Company, concurrent with such termination of employment.

2. Compensation.

(a) Base Salary. For the performance of all duties, responsibilities and services by the Employee hereunder during the Employment Period, the Company shall pay to the Employee, and the Employee agrees to accept, a base salary (the “Base Salary”) at an annual rate of Seven Hundred Thousand Dollars ($700,000), payable in accordance with the Company’s normal payroll practices for its senior executives.  Your Base Salary will be reviewed annually by the Company and may be increased (but not decreased except pursuant to clause (iii) of the definition of “Good Reason” in Section 3(d) hereof) in the discretion of the Company.

(b) Annual Cash Bonus. You shall be eligible to earn a target cash bonus of Seven Hundred Thousand Dollars ($700,000) during each year of the Employment Period based on meeting the performance objectives established for you by the Company (the “Bonus”).  In calculating your total Bonus to be paid in respect of any year (or portion thereof) for which you are employed, 75% of the Bonus will be based on the performance objectives for the North America Technology Products Group results and accomplishments and 25% of the Bonus will be based on the performance objectives for the Company NEO Cash Bonus Plan for the applicable year. The Bonus, if earned, shall be paid by the Company to you within 75 days following the end of each year during the Employment Period in accordance with the Company’s annual bonus practices for its senior executives.  Your annual target cash bonus will be reviewed annually by the Company and may be increased (but not decreased) in the discretion of the Company.  The Bonus for the portion of the first year of the Employment Period for which you are employed shall be prorated for the portion of the year in which you were employed.

(c) Relocation Bonus. You shall be entitled to a one-time cash relocation bonus of Three Hundred Thousand Dollars ($300,000) payable within 30 days of the relocation of your primary residence to Miami, Florida (the “Relocation Bonus”), subject to tax withholding, and subject to the last two sentences of Section 2(k) hereof.

(d) Special Cash Bonus. You shall be eligible to earn a one-time cash bonus of Two Million Dollars ($2,000,000) upon the North America Technology Products Group’s achievement of 4% operating margin target for two consecutive full fiscal years, with the first year being no later than the year ending December 31, 2014 (the “Special Cash Bonus”). This bonus is intended to reward improvement of the profitability of the existing business on a sustainable basis; accordingly, measurement of achievement will exclude revenues and expenses that are special, unusual non-recurring or one-time in nature (including, without limitation, those referenced in Section 10 of the Company’s 2010 Long Term Incentive Plan).  Further, it is intended that revenues during the measurement period will be greater than as reported for fiscal 2011 (i.e., simply shutting down any lower margin segment of the business in order to achieve the operating margin target is not intended to be rewarded) and accordingly, notwithstanding stand alone operating margin performance, the Special Cash Bonus shall not be payable in respect of any period for which the Company’s revenues are not at least greater than the level of such revenues for the comparable prior year period.  The achievement of such objectives shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion (and due to the adjustments referenced above shall not be based on the Company’s publicly reported operating margin results) and if earned, shall be paid by the Company to you within 75 days following the end of the year during which the objective was met.  In determining operating margin for purposes of the Special Cash Bonus, the Special Cash Bonus shall be excluded as an expense.

(e) Participation in Benefit Plans. The Employee shall be entitled to participate in and receive benefits under all medical plans or other employee insurance or benefit plans and arrangements that are made generally available to executive employees of the Company and on the terms that such plans, insurance and arrangements are made generally available to executive employees of the Company. To the extent that any such plan or arrangement generally permits the participation or coverage of dependents of the employees of the Company, the Employee’s dependents may participate in or be covered under such plan or program. Notwithstanding the foregoing, the Employee’s coverage under the Company’s medical and dental plans shall become effective immediately upon the date hereof.  The Company agrees to pay you, as additional compensation, your share of any healthcare contributions.  Notwithstanding the foregoing, you shall not be entitled to participate in any Company severance plan other than as provided specifically herein.

(f) Expenses. During the Employment Period (except as limited by Section 2(j) and Section 2(k) hereof) the Employee shall be entitled to receive reimbursement for all ordinary and necessary business expenses reasonably incurred by him in accordance with industry custom in performing services hereunder, provided that the Employee provides the Company with written documentation, satisfactory to the Company, evidencing such expenses.

(g) Vacations and Holidays. The Employee shall be entitled to four (4) weeks of paid vacation in each calendar year, provided, that your paid vacation for the portion of the first year of the Employment Period shall be prorated for the portion of the year in which the Employee was employed.  At no time, however, shall you take more than two (2) weeks of vacation consecutively unless approved by the Reporting Person.  The Employee shall have the holidays and sick days as determined by the Company’s policies in effect on the date hereof and as amended.

(h) Options. Upon execution of this Agreement, subject to approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), the Employee shall receive an option to purchase 100,000 shares of the Company’s common stock (in accordance with the Company’s 2010 Long Term Incentive Plan) (a) exercisable at an exercise price per share equal to the fair market value of a share of the Company’s common stock as quoted on the NYSE at close of business on the date of grant, (b) vesting over a period of four years with 25% of the options vesting on the first, second, third and fourth anniversary dates of the grant date, and (c) containing such other terms and conditions as may be set forth in the Company’s stock option agreement with you (attached as Exhibit A hereto). Any subsequent option grants to the Employee will be considered annually and determined by the Company in its sole discretion, subject to approval by the Compensation Committee, and subject to an annual target of options to acquire 100,000 shares for each of the first three years of your employment with the Company (300,000 shares in total) and further subject to a maximum annual Black-Scholes expense of One Million Dollars ($1,000,000).  The stock option agreement with you shall provide that if your employment with the Company (or its successor) shall be terminated by the Company (or its successor) without “Cause” (as defined below) or by the Employee for “Good Reason” (as defined below) within six (6) months following a “Change in Control” (defined below), all of Employee’s outstanding unvested stock options shall immediately vest and all Employee’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.  For purposes of this Agreement, “Change in Control” shall mean:  (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions as a result of which more than fifty percent (50%) of the outstanding voting securities of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

(i) Restricted Stock. Upon execution of this Agreement, you shall receive a grant of 100,000 restricted shares of the Company’s common stock (in accordance with the Company’s 2010 Long Term Incentive Plan) (i) vesting over ten years with ten percent (10%) of the restricted shares vesting on each of the first ten anniversaries of the date of grant and (ii) containing such other terms and conditions as may be set forth in the Company’s restricted stock agreement with you (attached as Exhibit B hereto).  The Restricted Stock Agreement shall provide that if your employment with the Company or its successor shall be terminated by the Company or its successor without Cause or by you for Good Reason within six (6) months following a Change in Control, all of your outstanding restricted shares shall immediately vest.

(j) Car Allowance. During the Employment Period the Employee shall receive a car allowance of up to eighteen hundred dollars ($1,800) per month to cover the Employee’s automobile expenses including any car lease or loan payment, insurance, fuel, maintenance, repairs, registration fees, etc. Alternatively, the Employee may elect to drive an automobile leased by the Company (the make and model of which shall be similar to those leased for the Company’s other executive employees as determined by the Company in its reasonable discretion) in which case the insurance, fuel, repair and maintenance costs shall be paid by the Company.

(k) Relocation Allowance. Following the commencement of your employment with the Company and prior to the earlier of your relocation to the Miami, Florida area or July 31, 2012, the Company shall (i) provide you with reasonable hotel or apartment accommodations in the vicinity of the Company’s Miami, Florida office, (ii) pay your reasonable transportation (but without duplication of the car allowance provided in Section 2(j)) and meals while in the Miami vicinity on Company business and (iii) pay for your bi-weekly commuting between Miami, Florida and Minneapolis, Minnesota pursuant to the Company’s travel and entertainment policy. In addition to the payments and benefits in clauses (i), (ii) and (iii) in the immediately preceding sentence, and in addition to the Relocation Bonus, provided you relocate to the Miami area by August 31, 2012, the Company shall reimburse you for your reasonable and customary relocation expenses, including but not limited to house hunting, closing costs for the sale of your home in Minneapolis, Minnesota and the closing costs for the purchase of a home in Miami, Florida (including real estate commissions on the Minnesota sale but excluding any loan interest or property taxes on the Minnesota sale or the Florida purchase), transportation for your family members and packing and shipping of your personal property.  The reimbursement of any costs incurred which are not tax deductible by you will be grossed up for income taxes, subject to an overall $250,000 cap on Company expense (under this Section 2(k)).  If your employment with the Company shall be terminated by your resignation prior to the first anniversary of the Commencement Date, you shall repay the Relocation Bonus and the payments made to you under this Section 2(k) within thirty (30) days of the “Date of Termination” (as defined below).  If your employment with the Company shall be terminated by your resignation on or after the first anniversary, but prior to the second anniversary, of the Commencement Date, you shall repay fifty percent (50%) of the Relocation Bonus and fifty percent (50%) of the payments made to you under this Section 2(k) within thirty (30) days of the Date of Termination.

3. Termination of Employment. The Employee’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 3. Upon termination, the Employee (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 4 below.

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Termination Resulting from Total Disability. The Company may terminate the Employee’s employment upon his becoming “Totally Disabled” and thereafter providing Notice of Termination. For purposes of this Agreement, the Employee shall be “Totally Disabled” if the Employee is physically or mentally incapacitated so as to render the Employee incapable of performing the essential functions of his position under this Agreement with or without reasonable accommodation for a period of three (3) consecutive months or for an aggregate of ninety (90) days within any consecutive six month period. The Employee’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of the Employee’s receipt of such long-term disability benefits or Social Security benefits, the Board of Directors may, in its reasonable discretion (but based upon appropriate medical evidence), determine that the Employee is Totally Disabled.

(c) Cause. The Company may terminate your employment at any time for “Cause”.  For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder upon (i) your indictment, conviction of or plea of nolo contendere to a felony or any other crime involving deceit, dishonesty, fraud or moral turpitude; (ii) your engaging in conduct which brings, or if publicly known would bring, the Company into public disrepute or disgrace and which the Board believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) your engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties, and/or your violation of the Company’s corporate ethics policies, in any such case that has had or will have a material adverse effect on the Company’s reputation or business; (iv) your making any false, disparaging or malicious statement, oral or written, about the Systemax Companies or any director, officer or employee of the Systemax Companies which is injurious to the business or operations of any of the Systemax Companies, or which may in any material respect interfere with the goodwill of any of the Systemax Companies or its relations with customers or suppliers; (v) your committing an act of embezzlement of or fraud against, or theft or misappropriation of property belonging to, the Company, or your engaging in any intentional “kickback” scheme involving the Company’s vendors; (vi) your breach of your covenants under Sections 6, 7 and 8 of this Agreement, which, to the extent curable, is not cured within 30 days of written notice thereof; or (vii) following thirty (30) days notice and opportunity to cure (to the extent curable) during such thirty (30) day period, you (a) repeatedly fail to perform the material duties of your office as described in this Agreement and/or as reasonably directed by the Reporting Person in writing (provided that mere poor job performance shall not be considered such failure ) or (b) you commit a material breach of this Agreement, which, if curable, is not cured within 30 days of written notice thereof.

(d) Voluntary Resignation; Resignation for Good Reason. The Employee may terminate his employment (i.e. voluntarily resign) by providing the Company with Notice of Termination. If the Employee terminates his employment for “Good Reason” (as defined below) such termination shall be treated as a termination of the Employee’s employment by the Company without “Cause” and the Employee shall be entitled to receive compensation upon termination in accordance with Section 4(e) hereof.

For purposes of this Agreement, “Good Reason” shall mean any of the following taken without your written consent and provided the Company fails to cure the event within thirty (30) days after receipt of written notice thereof:  (i) a material change, adverse to you, in your position, titles or offices; (ii) an assignment of any significant duties to you that are materially inconsistent with your positions or offices held with the Company; (iii) a decrease in your then current annual base salary (other than in connection with a general decrease in the salary of all employees of the North America Technology Products Group with a title of senior vice president or above); or (iv) your relocation to a facility or a location more than fifty (50) miles from your then current location (after giving effect to your relocation to reside near the Company’s Miami, Florida offices).  A termination by the Employee shall not be deemed for Good Reason unless the Employee has notified the Company in writing of his intention to terminate for Good Reason within 30 days of the date on which the Employee learns that the event causing the alleged Good Reason has occurred and the Company fails to remedy such Good Reason within 30 days following the receipt of such notice. Any termination by the Employee for Good Reason has to be made promptly (and in any case within one month) after the end of the 30-day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.

(e) Without Cause. The Company may terminate the Employee without “Cause” at any time after providing Notice of Termination.

(f) Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other by reason of Employee’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 10 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the applicable specific termination provision in this Agreement relied upon to terminate Employee’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(g) Date of Termination. The effective date of Employee’s termination of employment (“Date of Termination”) shall be:

(i) in the event of his death, the date of death;

(ii) in the event of termination for Total Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 30-day period);

(iii) in the event of termination for Cause , the date specified in the Notice of Termination;

(iv) in the event of termination without Cause, the last day of the fifteen (15) day period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties.

(v) in the event of resignation by the Employee (other than for Good Reason), the last day of the thirty (30) period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties.

(vi) in the event of the Employee’s resignation for Good Reason, the date of termination shall be the effective date of Employee’s termination of employment in accordance with Section 3 (d) hereof.

4. Compensation Following Termination of Employment

(a) Total Disability. If the Employee’s employment is terminated pursuant to Section 3(b) as a result of the Employee’s Total Disability, the Company shall pay to the Employee the applicable portion of his Base Salary due through the Date of Termination at the rate in effect at the time Notice of Termination is given, and following such payment the Company shall have no further obligation to the Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.  In addition, the Company shall pay to the Employee that portion of the annual Bonus, on the date set forth herein, that is equal to the number of days the Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurred, divided by 365 and multiplying the result thereof by the annual Bonus otherwise payable through the end of the year in which such termination occurred (or based on the average annual Bonus paid to the Employee for the Employee’s two prior years of employment if the Employee has been employed two or more years), as if such termination had not occurred.

(b) Death. If the Employee’s employment shall be terminated by reason of his death, the Company shall pay to such person as the Employee shall have previously designated, in a notice filed with the Company, or, if no such person shall have been designated, to his estate, the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect on the date of death and, following such payments, the Company shall have no further obligations to such designated person or the Employee’s estate, as the case may be, under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.  In addition, the Company shall pay to such designated person or the estate that portion of the annual Bonus, on the date set forth herein, that is equal to the number of days the Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurred, divided by 365 and multiplying the result thereof by the annual Bonus otherwise payable through the end of the year in which such termination occurred (or based on the average annual Bonus paid to the Employee for the Employee’s two prior years of employment if the Employee has been employed two or more years), as if such termination had not occurred.

(c) Cause. If the Employee’s employment shall be terminated pursuant to Section 3(c), the Company shall pay within ten (10) business days of the Date of Termination the Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given and, following such payments, the Company shall have no further obligation to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.

(d) Voluntary Resignation. If the Employee voluntarily resigns pursuant to Section 3(d) (except for Good Reason) the Company shall pay Employee within ten (10) business days of the Date of Termination the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given to the Company and, following such payments, the Company shall have no further obligation to the Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.

(e) Without Cause; For Good Reason. If the Employee’s employment shall be terminated by the Company without “Cause” pursuant to Section 3(e) or by the Employee for “Good Reason” pursuant to Section 3(d), the Company shall pay the Employee the following compensation:

(i) The Company shall pay the Employee within ten (10) business days of the Date of Termination the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given;

(ii) The Company shall pay the Employee, as severance pay and as express consideration, for, and contingent upon, Employee complying with his obligations under Section 6 hereof, his Base Salary in effect at the time Notice of Termination is given for a period of twelve (12) months (the “Severance Period”) following the applicable Date of Termination;

(iii) The Company shall pay you, as severance pay and as express consideration for, and contingent upon, Employee complying with his obligations under Section 6 hereof, the average annual Bonus earned by you during the two years prior to the year of the termination of your employment; provided, that, if your employment is terminated within two years of the Commencement Date, the Company shall pay you an amount equal to the annual target amount of the annual Bonus; such amount to be paid in substantially equal installments at the time of payment of the Base Salary being paid to you pursuant to the Company’s normal payroll practices for its senior executives;

(iv) During the Severance Period the Company shall reimburse the Employee for any COBRA payments the Employee may be required to make in order to maintain the medical and dental benefits he received as an employee of the Company until the earlier of the end of the Severance Period or the date you become eligible to receive coverage under the medical and dental benefit plans or programs of a subsequent employer.

Other than such payments and subject to the conditions thereto provided above, the Company shall have no further obligation to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by the Employee shall be treated in accordance with the applicable stock option agreement or restricted stock agreement.

The payment of any amounts pursuant to clauses (ii), (iii) and (iv) of this Section 4(e) is further expressly conditioned upon the delivery by you to the Company, within thirty (30) days after the Date of Termination (and the revocation period for the release lapsing without revocation within such thirty (30) day period), of a general release in form and substance reasonably satisfactory to the Company of any and all claims you may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives.  The payments to you subject to receipt of the release shall be made to you at the later of (A) such times as specified in the applicable provisions of this Section 4, (B) after the end of the revocation period for the release has lapsed without revocation, and (C) if the thirtieth (30th) calendar day following the Date of Termination is in a different calendar year than the date of termination, then on the thirtieth (30th) calendar day.

(f) Accrued Vacation Upon Termination. Upon termination the Employee shall be paid for all accrued but unused vacation up to a maximum of four (4) weeks based on the Base Salary then in effect.

5. Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement and all rights and obligations of the Company hereunder shall inure and be binding on any person, firm or corporation which shall become the owner of substantially all of the assets or capital stock of the Company or which shall succeed to the business of the Company or with which the Company may be consolidated or merged; provided, however that in the absence of the express written agreement of the Employee, the Company shall not be released from its obligations to Employee in the event of any such transaction, and the Company shall be deemed to guaranty the obligations of such person, firm or corporation to the Employee under this Agreement in the event of such transaction.

6. Covenants.

(a) Confidential Information. During the course of the Employee’s employment with the Company, the Employee will acquire and have access to Confidential Information and Trade Secrets belonging to the Systemax Companies. Such Confidential Information and Trade Secrets relates both to the Systemax Companies, their customers and their employees, and consists of any information which is not generally known, that is or may be used in the Systemax Companies’ business and that could give competitors an advantage if they knew about it or could impact upon the Systemax Companies’ internal operations. Such Confidential Information includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Systemax Companies’ products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, sourcing information, vendor information, supplier information, data processing programs, software, software codes, computer models, research and development projects; (iii) marketing information, such as information on markets, end users and applications, the identity of the Systemax Companies’ customers and distributors, their names and addresses, the names of representatives of the Systemax Companies’ customers and distributors responsible for entering into contracts with the Company, the Company’s financial arrangements with its customers and distributors, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Systemax Companies’ other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes ever reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b) Non-Disclosure of Confidential Information. The Employee agrees he will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Reporting Person.

(c) Return of Materials. The Employee further agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Systemax Companies’ clients or leads or referrals to prospective clients; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Employee may then possess or have under his control.

(d) Non-competition. The Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Confidential Information and Trade Secrets, engaging in any business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Reporting Person, directly or indirectly, own, manage, operate, control, consult with or be employed in a capacity similar to the position(s) held by Employee with the Company by any company or other for-profit entity engaged in the sale of computer, consumer electronic and industrial products. In recognition of the national and international nature of the Company’s business, which includes the sale of its products and services throughout the United States of America and its territories and possessions, Canada and Europe, this restriction shall apply throughout the United States of America and its territories and possessions, Canada and throughout any country that is a member of the European Union.

(e) Non-Solicitation of Customers. The Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, as set forth in this Agreement. Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such separation is voluntary or involuntary, the Employee will not, for a period of one (1) year following such separation, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling computer, consumer electronic and industrial products of the type offered for sale by the Company during the Employment Period.  This restriction shall apply to any customer, former customer or prospective customer of the Company with whom the Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of employment with the Company. For the purposes of this Section 6, “contact” means interaction between the Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

(f) Non-Solicitation of Employees. The Employee acknowledges and agrees that solely as a result of employment with the Company, the Employee will come into contact with and acquire confidential information regarding some, most or all of the Company’s employees and consultants. Accordingly, both during the Employee’s employment and for a period of one (1) year following the cessation of the Employee’s employment with the Company, whether such cessation of employment is voluntarily or involuntarily, the Employee will not, directly or indirectly, induce or attempt to influence any employee or consultant of the Company to terminate his or her employment or refrain from providing services to the Company, or solicit or seek to retain the services of any person employed or providing services to the Company as an employee or a contractor.

(g) Restrictions on Employment With Company. The Employee affirms he is not presently subject to a restrictive covenant or other prior agreement, which would prohibit or restrict employment with the Company. If the Employee learns or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement, which may prohibit or restrict employment with the Company, the Employee must notify the Company immediately. The Employee agrees that he shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information he may possess belonging to any former employer or other third party.

(h) Non-Disparagement and Protection of Reputation. You shall not, at any time during or after the Employment Period, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Company, any Systemax Company or any of its affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance.  During the Employment Period and thereafter, you shall not take any action which is intended, or would reasonably be expected, to harm the reputation of the Company or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates.  Nothing herein shall prevent you from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.

(i) Cooperation. Following termination of your employment with the Company for any reason, you shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of your responsibilities and to ensure that the Company is aware of all matters being handled by you.  The Company shall reimburse you for your reasonable expenses incurred in connection with such pre-approved work.

(j) Assistance in Proceedings, Etc. You shall, during and after your employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.  The Company shall reimburse you for your reasonable expenses incurred in connection with the foregoing obligations.

(k) Enforcement of Covenants. The Employee acknowledges and agrees that compliance with the covenants set forth in this Section 6 of this Agreement is necessary to protect the business and goodwill of the Company and that any breach of this Section 6 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or threatened breach of Section 6 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, specifically injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach, in addition to any remedies otherwise available to it at law or equity.

(l) Blue Pencil and Severability. If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable.  If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

7. Conflict of Interest; Code of Ethics; “Clawback” Policy. The Employee may not use his position, influence, knowledge of Confidential Information and Trade Secrets or Company assets for personal gain, and you shall be subject in all respects to the Company’s Code of Ethics and corporate governance policies, as amended from time to time.  In this regard, you hereby acknowledge and agree that your compensation hereunder is subject to forfeiture and repayment to the Company in accordance with the Company’s “clawback policy”, as amended from time to time, as described in its Annual Proxy Statement and which clawback policy is hereby incorporated by reference herein.  A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, client or prospective client without disclosure and written approval from the Reporting Person is strictly prohibited and constitutes cause for dismissal. This provision shall not apply in respect of any publicly traded corporation of which the Employee is less than a one percent (1%) stockholder or with respect to any financial interest as a result of any investment by the Employee in a publicly traded mutual fund.

8. Intellectual Property.

(a) The Employee covenants and agrees that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 6 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during employment by the Company, including Intellectual Property related to the sale of computer, consumer electronic and industrial products (the “Proprietary Interests”), shall belong to and be the property of the Company.

(b) The Employee further covenants and agrees that he will: (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

(c) The Employee further covenants and agrees that the Company shall be entitled to shop rights with respect to any Intellectual Property conceived or made by him during employment with the Company that is not related in any manner to the Proprietary Interests but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials.

(d) The Employee further covenants and agrees that it shall be conclusively presumed as against him that any Intellectual Property related to the Proprietary Interests described by the Employee in a patent, service mark, trademark, or copyright application, disclosed by the Employee in any manner to a third person, or created by the Employee or any person with whom he has any business, financial or confidential relationship, within one (1) year after cessation of his employment with the Company, was conceived or made by the Employee during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

9. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid.

If to the Employee:

Mr. David Sprosty 6895 Lucy Ridge Lane Chanhassen, Minnesota 55317

If to the Company:

Richard Leeds, CEO Systemax Inc. 11 Harbor Park Drive Port Washington, N.Y. 11050

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, forty-eight hours after the day it is so placed in the mail.

11. Indemnification; D&O Insurance. The Employee shall be entitled to be indemnified and insured by the Company against liability and expense relating his employment to the same extent and subject to the same conditions and limitations as all other executive officers of the Company in accordance with and as authorized by the Company’s Certificate of Incorporation, by-laws, Board of Directors resolutions and applicable law.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to the conflicts of law rules thereof.  The Company and you agree that any action, suit or proceeding in respect of or arising out of this Agreement shall be initiated and prosecuted in the federal courts located in Florida and the parties hereby consent to the jurisdiction of such courts.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

16. Waivers. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

17. Section 409A. The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to you under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).  It is the intention of the parties hereto that payments under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A.  To the extent any payments of money or other benefits due to you under this Agreement could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  All references in this Agreement to the termination of your employment shall mean your separation from service within the meaning of Section 409A. With respect to any payments due to you as a result of the termination of your employment, if necessary to comply with Section 409A, and if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-month period following the date of termination and  (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of termination.   With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred by you.  The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year.  The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  For the avoidance of doubt, any payment due under this Agreement within a period following the termination of your employment or other event shall be made on a date during such period as determined by the Company in its sole discretion.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

18. Assignment and Transfer. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without your consent to, any affiliate or purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if you shall die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your estate.

19. Offset of Payments. You authorize the Company, where permitted by applicable law and Section 409A of the Code, to offset any payment the Company owes you by the amount determined by the Company to be owed by you to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SYSTEMAX INC. By: _____________________________ Richard Leeds, Chairman and CEO _______________________________ DAVID SPROSTY